UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  November 17, 2003

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington

000-13468

91-1069248

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.  Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about December 18, 2003.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 3, 4, 6, 7, 8, 9, 10, 11(a), 11(b), 12, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26 and 27 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

RESPONSES TO SELECTED QUESTIONS REGARDING THIRD QUARTER 2003 RESULTS

1.             Could you please explain your decision making with respect to pre-committed space contracts with ocean and air carriers?  Are decisions made at the corporate level, branch level, or some combination of the two?  Are rates usually adjustable?  Is there penalty if space can not be fulfilled?  Do you allocate the volume among branches?  If yes, are the branches responsible for fulfilling their space?

The cardinal principle associated with what we call blocked space agreements is to never commit to buying more space than you will have freight to move.  The actual decision as to how much ocean or air space will be blocked in any given year is made by the corporate product managers working in consultation and collaboration with senior geographic management.  This is a dark art that is not really practiced at the local level.

Typically rates are adjustable, perhaps with some amount of advance notice, to reflect market conditions.  The tonnage and TEU commitments are usually fixed.  These are enforceable contracts that may well call for a financial penalty if the space commitments are not fulfilled over an agreed time period.  This penalty, plus the associated damage to your working relationship with the carrier in question, are the inspiration for that cardinal principle that we mentioned above.

Our relationships with our air carrier partners extend well beyond any given contract and in this respect, any shortfall would likely be subject to mitigation and elimination in exchange for future commitments. As we believe that we have said before, historically, we have not paid any sort of penalty for failure to satisfy carrier commitments.

2.             Your focus on customer services is impressive and evidenced by strong same store growth.  Do you take any measures to track customer satisfaction, for example tracking on-time deliveries, customer complaints and/or customer retention?

Yes we do, but probably not in the ways that you might imagine.  Customer service is a strong focus, but by tracking items in the manner you describe you run the risk of converting performance into mere numbers.  For example, meeting 99% of any customer related goal sounds good, but it still leaves a couple of unsatisfied customers.  Listening to every customer and continuously looking for ways to add value are what we try to accomplish. In the final analysis, the best measure we know is getting the next shipment onto our dock.

3.             Can you explain the jump in other operating expense during the third quarter of 2003?  Would you expect this item to remain at this level?

The largest single component of this change was a good news/bad news story. Royalty fees payable to our local partner increased as a result of our increased profitability in the People’s Republic of China (the “PRC”).  The bad news is that this was additional “other operating expense” but the good news was, of course, that overall profits were also up. This royalty has always been there, it just has never been the biggest year-over-year change.

The quarter also saw increases in gross receipt taxes for the PRC, Brazil and certain U.S. states.  We also had an unusual payment in settlement of a “preference payment” claim made on behalf of the trustee for a bankrupt customer.

The taxes and the royalty expenses are unlikely to disappear.  We hope it will be a long time before we get stung for another “preference” payment.

4.             Can you tell me when the next dividend payout will be, and how much per share?

The next dividend will be $.08 per share and will be payable December 15, 2003 to shareholders of record as of December 1, 2003.

5.             Does Expeditors have a direct-buy program (sometimes called a DRIP) for shares held in individual name?

No, we do not maintain a DRIP.

6.             In the past you have discussed the increasing trend of customer demand for door-to-door solutions as pressuring growth in Customs Brokerage/Import Services line item, specifically as these services were rolled into the air and ocean freight segments.  That said, growth in the Customs Brokerage/Import Services through September 2003 is tracking at its best pace in three or four years.  Is the recent growth in this segment a function of increased volumes across your existing portfolio of Customs Brokerage/Import Services?  Is any one or group of services growing, or is customer demand changing, such that you have seen any noticeable change in mix over the last few quarters?

We still believe that there is the potential for customer requests for door-to-door services to shift revenue from the Customs Brokerage/Import Services line to the air and ocean segments of our business.  That having been said, your question really calls for us to explore the sources of growth in customs brokerage.

The first source of growth is an increase in the number of clearances as a function of the increase in the number of Expeditors’ air and ocean shipments.  Ocean may be understandable, but an increase in air shipments may not be intuitive given the revenue numbers we report.  While airfreight tonnage has decreased modestly over the prior year, the total number of airfreight shipments that we handle has modestly increased.  While we don’t clear all the shipments we handle, more shipments mean more entries.

Unrelated to shipment counts, there has also been significant increases in accounts where we act as a “stand alone” broker.  By this we mean accounts where we are not associated with the underlying cargo movement.  Some of this has come from increases in our U.S. brokerage services for truck and rail movements on the northern and southern borders.  In addition, we have also won the port brokerage business for a number of accounts that are large enough to have their own steamship contracts.

7.             Per your cash flow statement for the nine month period ending September 30, 2003, purchases of property and equipment have totaled $13.2 million.  Could you please provide an update of your capital spending plan for 2003.  What do you see as the most significant areas of potential investment at Expeditors over the next three to twelve  months?  Has your planning changed, or have you identified new areas for potential capital deployment, as a result of the firming economic environment? Is it fair to assume that 2004 capital expenditures are likely to come in well below management’s original forecast and if so, why?

With just under two months left in 2003, we probably should modify our outlook for 2003 capital expenditures to something around $20 million.  Looking to the next three to twelve months we will focus our capital expenditures on new computer equipment and some real estate related leasehold improvements and the beginning of the San Francisco redevelopment effort.  Our plans have not changed; it is just that our budgeting always seems to err on the side of assuming we might spend sooner rather than later.

We assume nobody worries too much when we spend less or spend slower.  We would rather be known as bad estimators than profligate spenders. Our 2003 capital budget is just further proof of the fact that we really don’t worry about our demonstrated inability to predict the future.

As to your final question, we don’t remember making an “original forecast” for 2004 capital expenditures.  As we have not completed the 2004 budget process, in fact we are actually running just a little behind, this 2004 estimate might just help us save some time.  On the other hand, any 2004 estimate we made is probably wrong.

8.             Gross revenue growth in the ocean segment was once again impressive. Could you shed some light on the recent top-line growth in this business, specifically relating to the mix relative to your underlying service offerings?  Which of your products have seen the strongest levels of growth?

Our NVO full container load service has always contributed the lion’s share of the revenue in the ocean category.  While all components of our ocean revenue were up during the third quarter of 2003, it was increases in container count coupled with carrier driven rate increases that really drove the increase in ocean gross revenues.

As we’ve stated before, increases in gross revenue, ocean or otherwise, don’t particularly float the boat around here.  We were much more impressed with the increases in our ocean net revenue.  It is at this level that the contributions of our vendor consolidation service (ECMS) continued to show healthy growth (up nearly 20%), as did ocean forwarding (up nearly 16%), but all of this gets lost if you just want focus on gross ocean revenue.

9.             On the net revenue side, ocean yields appear to have stabilized sequentially.  While you indicated in your last 8K filing that you had been successful in pushing through the May 2003 ocean price increases as of mid-October, I was wondering if you could discuss the issues beyond carrier pricing (i.e. mix) which are presently contributing to the year-over-year declines in ocean yields.  Should we expect yields to more closely resemble 2002 levels now that rate increases have been more fully passed through to customers?

What we can say about this question is that at least you are trying to ask about net revenue.  As we discussed above, the major component of our ocean business is the NVOCC FCL product.  This product has a charge to the customer and a payment to an asset-based carrier.  The difference between the charge to the customer and our cost is net revenue.  The yield for this portion of the ocean product is the net revenue divided by gross revenue expressed as a percentage.

ECMS and ocean forwarding are fee-based activities which is to say that there is little, if any, “cost” associated with the bulk of the service offering.  For these activities gross and net revenues are very similar and the yield rises much closer to 100%.

Now combine these two types of services together and you get a hybrid yield that can vary depending upon the mix.  The greater the fee businesses are as a percentage of gross revenue, the greater the ocean margin.

Comparing the third quarter of 2002 with the same period of 2003, the fee businesses went from 25% of our gross revenue to 21% of gross revenue while growing at a rate of 17.5%. That trend, caused by a rapid rise in gross NVOCC billings, is responsible for the lion’s share of the year-over-year ocean freight yield decline you note.

10.          My understanding is that there is generally an average 3 to 8 hour wait at the U.S. west coast ports for truckload carriers seeking to pick up a load.  In your opinion, to what extent will the impending changes to trucking hours of service regulations, in which this waiting time will now count against a driver’s permissible on-duty time, impact your business and/or potential modal choices, if at all?

There will undoubtedly be some affect on our business from all this, but trying to predict it at this point in time is somewhat fruitless.  We’re really not paid to give opinions about problems, or potential problems; we make our money solving them.  Obviously as the situation evolves, if a cost issue or a service issue results, it will be our job to come up with solutions that will address our customers concerns while keeping our shareholders happy.

You have identified a general market condition that may well be about to change.  We have great faith in market economics and believe that ultimately there will be a market solution.  If we play any part in the “invisible hand” that drives the optimal solution, it will be our employees who recognize an opportunity to shine amid change.  We know we have the economic incentives in place to make this happen.

11(a)      Knowing that it will have no impact on the economics of your business, given that the FASB voted to require companies to expense employee stock options starting in 2005, should we expect Expeditors to choose to expense options prior to the December 15th FAS 148 deadline to adopt the “prospective” method?  Or, assuming the FASB does follow through and require companies to expense employee stock options should we expect Expeditors to adopt the “full restatement” method or alternatively switch to just issuing restricted stock?

11(b)      According to our firm’s accountants FASB seems likely to make expensing stock options a requirement by year end 2004. Based on our analysis this could have a material negative impact on Expeditors’ reported earnings for 2005 compared to current expectations.  A competitor of Expeditors has recently proactively moved towards a policy of granting restricted stock instead of stock options. Does Expeditors expect to make such a change or will you wait for FASB to act?

EDITOR’S NOTE: The last two questions come at a single issue from different perspectives.  We have provided a single answer, but the tone of each question made creating a single question impractical.

The first clause of the first sentence of question 11(a) is our favorite part of these two questions.  No matter what the FASB does, we should all keep in mind the simple observation that option expensing will not have any effect on the economics of our business.  Indeed the expensing of stock options will not alter the economics of any business.  Every public company already discloses this expense in a footnote and just so the footnote did not get lost the SEC has mandated that it now must be disclosed up toward the front.  With a footnote right up front, who really wants to say they can’t calculate the implications of the expense right now?

When we arrive at mandatory expensing we will be taking the footnote information, or something very close to it, and booking this as a “non-cash” expense. Companies will then make additional entries in the equity section to reverse the entry and get the books back into balance.  To many this in-and-out may seem ridiculous, but we are aware that just because something is ridiculous doesn’t mean that we can ignore the reality of it or its effects.

Prohibition proved to be a perfectly ridiculous law, because it sought to outlaw an activity without having even a bare majority of the population willing to observe the law.  While expensing may have the desired affect of lessening the number of options issued, just like prohibition, it will do nothing to cure the underlying behavior.  If we are honest about options, the problems rest with the egregious and greedy behavior of certain corporate insiders and the directors that were charged with watching them.  Expensing options is just not going to deal with the underlying problem.

So we have a rush to create a new accounting standard, and we are solving our problem with house flies by swatting them with sledge hammers—let there be no doubt there will be a reduction in the fly population but this is more than a little tough on the furniture and the walls.

We need to warn the reader that we are just about to take a dive into the world of accounting.  It may not be healthy to read further, after all the author of question 11(b) likely misunderstood what the accountants were saying.

Our understanding is that when the FASB acts to require expensing, they will likely back away from the early adoption benefits stated in FAS 148 and require every company to use the modified prospective method.  We also are given to understand that option expensing is likely to be mandatory for a calendar year end company beginning with the first quarter of 2005.

Boil all of this down and it is clear that those companies who voluntarily adopted option expensing in 2003 to get the benefits of prospective reporting are going to feel like fire hydrants at a gathering of accounting standard setting dogs.

According to FAS 148, early adopters were not going to be required to recognize as expense the remaining unamortized expense of prior years’ option grants.  Just sign up to expense going forward (“prospectively”) before the close of 2003 and the sins of the past would be forgotten.  This little carrot will have been of little value if the FASB wisely puts everyone on the same footing by requiring the “modified prospective” method being in 2005.  The modification that the “modified prospective” method requires is that any and all unamortized stock option expense be included in the P&L regardless of whether the options were granted before or after early adoption or mandatory GAAP expensing for everyone.

Again, reverting to the English language, some sins will be forgiven and ignored for 2003 and 2004, but the early adopters are going to see their unamortized expenses, previously forgiven, return and be counted in 2005 and beyond.

This may get political before it is over as the early adopters have a very good equitable argument that they were led down the garden path.  This is just the sort of inequity that could get the politicians back involved.

At Expeditors, we believe that the argument to treat everybody the same should carry the day.  This means that we agree with the FASB that one standard should apply to everyone and all should be subject to the rule at the same time.  This works a hardship on the early adopters, but having the three methods provided in FAS 148 was sort of silly.

Stock option accounting needs to be put back in the box.  If we were putting together a marching band, we would not have one drum major in Washington DC, one out in California, another in Connecticut and then allow the bass drum to be played by a guy standing out in Nebraska.  The FASB needs to shed the role of a court jester sprinting back and forth to try and get control over the band.

When we get a question like 11(b) from the analyst community we fear that the forces opposed to dilution are directing the parade.  Sophisticated investors know where to find the FAS 123 footnote and no doubt make independent calculations of the intrinsic value of a given stock. We may only hear the drum, but we need to make sure that our entire band has the same beat.

If you believe in option expensing, all the information you need to make your 2005 projections is in the FAS 123 footnote.  Even though we see no reason to change our option accounting and move to early adoption, you the reader have everything you need, come what may, from the accounting standard setters.

Remember where we started, we are going to expense options when everybody is required to expense options.  We are going to do this by booking true paper entries into the income statement and then reversing those entries and restoring the correct balance in the equity section.  The economics behind your investment in Expeditors will not change one whit before or after expensing.  In our opinion, the noise you hear right now is not about valuing companies, it is about reducing dilution.

The comments in each question with respect to restricted stock will be addressed in a subsequent question and response.

12.          Other expense of $20 million in the third quarter of 2003 seemed to jump up quite a bit compared to other expense in the second quarter.  Were there any expenses in the quarter that are unlikely to occur in next year’s third quarter?

The recurring and “non-recurring” game is one that we try not to play.  As mentioned elsewhere, there were charges in the third quarter of 2003 relating to expenses of closing a facility in Rotterdam and expenses related to a “preference payment” shake down in a bankruptcy matter.  Taken together these amounted to nearly $1 million pretax.

13.          What was the headcount by region at the end of the third quarter of 2003?

As of September 30th, our headcount was as follows:

	2003	2002	Change	%

North America	3,073	2,869	204	7.1%
South America	306	276	30	10.8
Europe and Africa	1,474	1,487	-13	-0.8
Middle East & Indian Sub-Continent	720	704	16	2.2
Far East	2,114	1,881	233	12.3
Australasia	175	172	3	1.7
Information Systems	318	251	67	26.6
Corporate	104	100	4	4
	8,284	7,740	544	7%

14.          In your third quarter 2003 earnings release, you announced the company opened two new offices during the quarter.  What are Expeditors’ plans for new office openings during the fourth quarter of 2003 and for the full year 2004?  Typically, how much does it cost to open a new branch office?

We opened San Jose, Costa Rica as of October 1, 2003 as we purchased our existing agent. The fact that we purchased an existing operation means that the scope of the operation is beyond a typical start-up.  If we are looking to do a start-up, there isn’t much that is typical anymore.  We can say that a new office, with 4-6 people, can be expected to require approximately $75,000 in hard costs before we can get the doors open.

15.          Have airfreight rates (particularly in the Asia to U.S. trade lane) continued to climb thus far in the fourth quarter of 2003?  Does Expeditors expect airfreight volumes to rebound after a lackluster peak shipping season?

Rates from carriers have continued to climb through mid-November 2003. As far as freight “rebounding”, we’d have to ask, “rebounding from what?”  In basketball, you only get a “rebound” after somebody missed a shot.  We don’t think anything was missed or missing around here.

If viewed in terms of last years’ record volumes while keeping in mind airfreight trends over the past several years, the 2003 volumes are really not all that poor.  They are just not what they were in the unusual year of 2002.  We expect airfreight to grow, but the timing and quantum of the growth is not something that we’re going to spend time trying to divine.  We’ve always been successful growing our business by our own efforts and not worrying about or waiting for “the market”.

True, business is better when business is better, but, that having been said, the one constant we have is we will always try to profitably grow no matter what.

16.          On a geographic basis, year on year gross yield performances were weakest in Asia and Europe. To what extent did air and ocean freight gross yield developments contribute to these regional results? Please elaborate on air and ocean freight capacity/pricing by geographic region.

Airfreight yields out of the Far East and Europe were actually up modestly.  Ocean yields declined about 1% in each region.

With respect to Far East exports, airfreight remains in a state of comfortable equilibrium for the carriers.  Freight doesn’t seem to be sitting around on the tarmac, but the assets in service seem to be efficiently utilized.  Ocean freight is approaching the end of its seasonal peak and can be expected to decline until the Chinese New Year’s mini-peak occurs in the first quarter of 2004.

With respect to Europe, there seems to be plenty of capacity and pricing remains somewhat steady.

17.          During the third quarter of 2003 airfreight gross revenues were down year over year by 3.6% and airfreight gross yields improved year over year by 80 basis points.  Historically Expeditors usually sees substantially greater gross yield improvement into declining gross revenues, what has happened this time around to prevent that greater yield expansion and when do you expect yields to materially improve assuming volumes do not materially change?

With respect to your specific question, we attribute the lack of margin expansion to last year’s volumes which were influenced by unusual market conditions (the west coast labor disruption) that are not present during this year.  All of this is a long way around to say that this year the revenue decline isn’t the result of “business as usual” and there is no reason to expect the follow on results to reflect the usual patterns.

As to the request for predictions—in light of the nature of the differences between 2003 and 2002, any prediction that we would make would probably be useless.

18.          You have had good success growing European operating income over the past year, yet it is still only 10% of the total. This seems low to us, which may mean it is a region with great growth potential for you. Could you comment on that? (Specifically, do you expect Europe to become a greater portion of total company operating income?)

We don’t think that it is any secret that Europe needs to be a bigger part of our overall strategy.  We are sure that if you go back through our 8-K’s, you will see that theme discussed over and over again.

Developing the Far East to Europe trade lanes is certainly one of the most promising opportunities that we face as a company.  We are actually pleased with the progress we are making in Europe given where we were just a few short years ago.  Europe has involved a lot of “re-tooling” and has taken some real lumps.  We think that most of this is now completed and while we’re not going to make any quantitative projections, we are certainly looking for great things from Europe in the future.

19.          Your July 23rd, 2002 8K took 3 pages explaining and supporting your broad-based options plan but could you describe in more detail exactly how the total number of options for grant each year is determined?  I’m just curious because your issuance over the past 3 years has ramped significantly [‘00, ‘01, ‘02], whether measured in absolute terms [1.4 million, 2.1 million, 2.5 million net options], as a percentage of shares outstanding [1.4%, 2.0%, 2.4%] and for “fair value” as a percentage of operating income [10.8%, 18.0%, 19.3%]. This compares to just 1% annual issuance at one of your closest logistics peers.  Additionally, this company recently shifted from options to performance-based restricted stock.  Is this something that Expeditors would consider given the pending and likely equalization of accounting treatment for options relative to restricted stock?

As we noted in that July 23, 2002 8-K, all of our stock option plans have been approved in advance by shareholder vote.  Under the terms of these shareholder-approved plans, every grant must be approved by vote of the compensation committee of the board of directors.  Each member of the compensation committee is an independent outside director elected at an annual meeting of the shareholders.

We typically issue stock options at the May meeting of the compensation committee.  Management makes recommendations to the compensation committee based on nominations received from the various officers responsible for geographic, product and service areas of our business.  Any options to be issued to the executive officers are recommended solely by the CEO.  Finally, any options to be granted to the CEO are the result of unprompted action by the compensation committee.

There has never been a strict limitation on the number of grants issued in a given year, but the criteria used to determine eligibility has been published in the proxy statement anytime shareholder approval has been sought for additional options. If management was asked to justify the number of recommendations for grants made in any year, we would point out that the number of deserving employees keeps growing as does shareholders value despite the dilution from our annual stock option grants.

For the years 1999, 2000 and 2001, (which we submit roughly corresponds to those reprehensible stock options granted in 2000, 2001 and 2002) shareholder value increased 148%, which is a compound annual rate in excess of 35%.  Who could doubt the mathematical fact that without the dilution from these stock option grants, approximately 5.9% over the three years after all, the compound annual rate of return for the shareholders would have been at least 36.5% instead of the mere 35% that the shareholders actually received.

Now the cost of dilution was almost 1.5% (compounded annually), which to us looks like the cost of those stock options was approximately equal to the management fees customarily paid to professional money managers. The nerve!  Now in the interest of total disclosure, the Expeditors employees had to stay on the job for another three years to actually receive fifty percent of this award and would have received nothing had the value of the stock declined during this vesting period.  The professional money manager only has to stay through the holidays to get his or her point or so of the entire fund and of course this fee must be paid whether the fund had a gain or a loss for the year in question.

Now a professional money manager does have to decide what stock to buy and sell and they do have to put the certificates in a safe place, so it’s not like they don’t do anything to earn their annual fee.  Contrast this with a service business like ours, where it is the employees who provide the customer service upon which all the profits and shareholder value depend.

Without wanting to sound defensive, for 2003 year-to-date, the compensation committee has approved grants equal to 1.8% when measured as a percentage of stock outstanding.  Since the overwhelming majority of our stock options are granted in May of any year, it is unlikely that this figure will increase during the balance of this year.  The largest single individual grant in 2003 was 25,000 shares and the smallest grant was 50 shares.  Options were awarded to 1,891 employees (approximately 23% of all employees) and the four independent directors.  Even after taking into account the fact that our stock has split 12:1 since we became public, no individual in that time has received as much as 500,000 split adjusted shares in a single year.  We expect everyone to do well, including the shareholders, but no one gets the kind of excessive grants that rightly has focused so much attention on this issue.

Your question also points out the lack of any clear relationship between the “fair value” of the stock option grants as a percentage of operating income.  What you have labeled “fair value” represents the straight arithmetical results of the number of net shares granted multiplied by the value of the option priced according to the Nobel prize winning efforts of Mr. Black and Mr. Scholes.

While there is a debate over the validity of using Black-Scholes to value long term, non-transferable stock options that require continued employment at the same company, we just want to note here that an important driver of the Black-Scholes formula is the future volatility of the underlying stock.  Since nobody actually knows what future volatility will be, we all plug historical volatility into the

Black-Scholes model. In effect, we are using past performance to predict future results.  Any “one percent per year” money manager would advise and no doubt even advertise not to do this.

Now the better a stock has done, the greater the historical volatility, and the greater the volatility the bigger the “fair value” of the stock options as valued by Black-Scholes.  Rather than assigning handicaps prior to the start of the race and publishing the weights in advance as they do in horse racing, volatility is like having the handicappers positioned at each furlong post throwing extra weight onto the horse who happened to be leading.  At some point prolonged success makes your stock options expensive enough that it is impossible to issue additional grants. At this point the opponents of dilution will have won and the true purpose of stock option expensing will have been fulfilled.

We have been on record as saying that when expensing stock options is mandatory, we will of course expense ours as well.  While we still have definite opinions on the subject, we can’t ignore the fact that we are swimming against the tide.  Microsoft’s recent decision to issue restricted stock instead of options was perhaps a significant harbinger of the fate of stock options in the previously unified and decidedly pro-option technology world.

Since we don’t want to be stupid about all this, we felt that this event required us to look seriously at whether or not it was in the best interest of our shareholders for Expeditors to change our accounting for equity incentives and voluntarily expense our stock options on an early adoption basis.

We were considering this action not because we have changed how we feel about the issue, but rather to take advantage of the accounting incentives that companies were to have had under FAS 148 for a 2003 option expensing election.  Under these accounting rules, early adopters would not have been required to expense, in the current and future years, the stock options related to prior years’ grants.  Frankly, we didn’t understand how this fit into any rational, logical kind of accounting theory.  Like so much about the expensing of stock options, there was really no rational theory, only a results-oriented rule.

Recently, our consideration of the merits of early adoption of option expensing ended as the FASB has apparently reversed course and voted to require all companies to record expenses related to past and current stock option grants beginning with 2005.  This will effectively repeal any benefit for early adoption and leaves many of the early adopters no doubt feeling somewhat betrayed.

We have previously stated that future stock option plans at Expeditors will run for just one year.  This means that shareholders will get to vote each year on the maximum potential dilution.  By limiting plans to a duration of just one year, anybody that has a problem with the total number of stock options being proposed (and the associated accounting expense for 2005 and beyond) can just vote no.  We will continue to monitor the rules as this whole situation may get political before long.

Finally, your multi-part question asks about our position on the trend toward restricted stock rather than stock option grants.  The ongoing debate on equity compensation has stirred public passion much like the controversy over gun control — with which we see some similarities.  Almost everyone has a position on the issue and emotions run high.

Now it is likely that we’ve all seen the bumper sticker which says, “When guns are outlawed, only outlaws will have guns.”  Given the new gold rush to restricted stock, we wonder if we would be out of line suggesting a bumper sticker that reads, “When stock options are outlawed, the outlaws will still have restricted stock.”

While we certainly don’t like option expensing, we don’t want to leave readers with the impression that anyone here is passionate enough about the issue to utter “They’ll take my stock options away when they pry them from the fingers of my cold dead hands,” however, we look around and see that the sentiment “They’ll take my stock options away when they ply me with restricted stock grants” does seem to be gaining momentum in corporate boardrooms.

The benefits are said to include the fact that under water stock options provide no incentive to the employee, the accounting rules already require expensing of restricted stock and companies tend to grant a much smaller number of shares of restricted stock as they do with stock options.

Just as people should respect and understand how a gun works before they pick it up, we should all be careful to fully understand the ramifications of moving from stock options to grants of restricted stock.  Stretching our gun discussion well beyond the breaking point, we believe the difference may be as stark as facing an assault rife in the hands of a second grader or a combat tested marine.

While restricted stock may be OK in some circumstances, restricted stock does not come anywhere near solving all of the problems people now associate with stock options.  For example, if stock options were the reason that executives cooked the corporate books, restricted stock is no cure.  If a company gave excessive option grants to a select few, how will substituting a restricted stock program restore order?

While there are many flavors of the restrictions associated with restricted stock, they all force U.S. employees to make a difficult tax election and unlike a tax favored Incentive Stock Option, some real negative individual results are possible — dare we say likely for many companies.  An employee with a tax problem will certainly be forced to dump some or all of the restricted stock to satisfy the tax obligations and this action eliminates the much-desired alignment of employee and shareholder interests.

From a shareholder’s standpoint, we actually think that restricted stock is probably more dangerous than granting stock options.  Consider the fact that restricted stock shares many of the same problems associated with stock options along with the added kicker of the certainty of dilution. Stock options, properly used, only result in dilution to the extent that the company is successful. If it was a good deal for the employees, it was also a good run for the shareholders.  It is unfortunate that stock options, which had a long history of rewarding employees only as shareholders benefited, would fall into disgrace and disuse, but because of the sloppy and irresponsible manner that some boards administered them.

In the final analysis as an expense for equity compensation seems inevitable, it seems many senior executives are looking to restricted stock to make sure that something concrete goes out the door as the debit for compensation hits the books.  So, what we have in restricted stock is a solution whereby management will be rewarded no matter what, “pay for pulse” we have heard it called, and shareholders are certain of the dilution. This hardly seems like an improvement to us.

20.          Given the recent change in the U.S. tax code for dividends and the fact that Expeditors enjoys low capital reinvestment requirements for the business [and the fact you don’t make material acquisitions], why wouldn’t you consider materially increasing the regular dividend and/or a periodic special dividend to return excess cash to shareholders?  Secondarily, given that higher dividends generally hurt the value of employee options, wouldn’t this provide a strong argument for restricted stock which wouldn’t put the desires of shareholders potentially in conflict with those of employee option holders?

As sanity has slowly returned to the investment community, it has been interesting to see dividends come into increasing prominence.  The recent U.S. tax code changes have given additional support to this re-emergence of dividends as a desirable characteristic of an equity investment, but dividends were coming back into vogue before the recent U.S. tax code changes.

After the excesses of the “dot.com” era, the investing public appeared to conclude that owning a company which pays a consistent dividend was a great way of determining that the profits, as reported, were real. After all the thinking goes, you need a ready and continuous source of cash from operations to maintain a dividend program.  Of course, this ignores that cash is all too available from the efforts of investment bankers in exchange for hefty fees, but that is a story for another day.

In any event, the idea that businesses should make money has always seemed like a sound concept to us.  It is just interesting that it took a cataclysm like the one we’ve just been through to focus the attention of the investor on investing whatever he or she may have left into investments that are real.  Couple profits with a sustainable business model and we think the investor has something.

As we tried to explain the last time this topic arose, our dividend policy is established by action of the board of directors.  Compensation policy, including, but not limited to, any equity compensation, is solely within the province of the outside, and otherwise independent, members of the board.  These are individuals who are elected each year to represent the long-term interests of the shareholders.

While it should be noted that Expeditors has historically increased our dividend every year, the more appropriate question to have asked might be whether management thinks Expeditors could support an annual dividend yielding say 1/2% or perhaps even 1%.  Had you asked, our answer would have been yes.  An increasing periodic dividend is always a possibility, but as we have said before we doubt that the board would embrace occasional large “special” dividends.  Stock options and the self-interest of management have nothing to do with this prediction.

As for a restricted stock program aligning management’s interest with your interest in a bigger dividend, restricted stock appears to be gaining popularity as an alternative equity compensation choice.  Even if the Compensation Committee decided to put a restricted stock plan to a vote of the shareholders, we somehow doubt that the impact of the plan on our dividend policy would be a factor in the vote.

As we’ve noted in our response to the previous question, all of the downside of stock options are also present in restricted stock.  Stock option expensing appears to be inevitable and if the FASB doesn’t change its mind again or get overridden by Congress, it looks like 2005 will be the year.  Given that stock options will be expensed, restricted stock seems to be the debit du jour.  Investors who favor restricted stock likely do so because the dilution is less, and we have tried to say more than once that this whole stock option expensing issue is about dilution and nothing more.  But restricted stock is guaranteed dilution, without regard to success or failure, and that just doesn’t seem like an Expeditors compensation plan to us.  Something for nothing is not what built this company.

21.          Should net revenue be higher if carriers charge more for shipping or should it stay the same? What would justify a forwarder preserving its yield in the face of a carrier rate increase? I ask this because some argue the 300 basis point decline in third quarter ocean yields should reverse as Expeditors fully passes along carrier rate increases to customers. I can’t understand why this would automatically follow. For one thing, it would mean that when carrier rates decline so would net revenue, even if volume remains constant.

This is one of those questions that we actually had to read several times to be sure that we sufficiently understood the components of your question so that we could provide a comprehensive response.

First off, it is our often stated view that there is way too much yield analysis for the sake of yield.  To get the full story, you must look beyond yield to other factors like the tonnage moving through the system and the resources required to service incremental business gains.

In the long run, as carrier rates rise, rates to customers must also rise or yields will decline.  There is a certain level of return that even the worst competitor needs to break even, and this return normally gets expressed in the market rate post carrier rate increase.  When those kinds of yields are not present, it eventually shows up in the service.  In other words, like anything else, the customer will get what they are willing to pay for in their logistics providers.

The economics of this business are such that if you divorce yourself from market movements by refusing to pass on price increases, or decreases for that matter, you give up your ability to react to the market, which keeps you from being able to influence your destiny.  At that point, you cease to be a market participant and merely become a market prisoner, tossed to and fro by the whims of forces over which you have no control.

In general, we try to maintain a fair margin for the value of the services we provide.  Ignoring everything else, which only economists really get to do, we add value to the transaction and that value commands a return without regard to the cost of the underlying transportation services.

22.          Please quantify the effect currency had on your European net revenue and operating income year-to-date.

When you answer enough questions, you have to face the fact that you are going to have to answer the same question more than once.  Although the time period is new, this is just one of those repeat questions.

We have never attempted to calculate something like this internally as we believe that it is a fruitless exercise.  If we calculated it in order to answer your question, we fear that some readers might think it has some sort of relevance.

We are aware that some of our competitors feature this sort of nonsense occasionally in their quarterly earnings releases. The measurement tends to appear when it can be used to explain away less than stellar results. It may just be us, but it does not seem to get the same attention when currency movements are partially the cause of better results.  After all, why complicate your story with the vagaries of the global currency market when you need only point to the prowess of your superior management team.

Good management transcends quarterly currency fluctuation. In the long run, currencies will do whatever currencies will do.  Our responsibility is to make them work for us or hold them to a neutral factor.  We do this by recording full U.S. taxation on our worldwide income — a policy that allows dividend repatriations.  We also accelerate payments to minimize currency transaction losses.  These are currency hits that are real, but we steadfastly ignore the effects currency swings have on the monthly P&L translation adjustments.  These are only paper after all.

Currencies go up and currencies go down.  There is absolutely nothing that we can do to influence these movements.  Our only recourse is to try to move more boxes in whatever direction the boxes are flowing.  That is something we can influence and to some degree control.  Done well, real profits follow in any number of currencies.

23.          Could you please give a regional breakdown of your ocean freight net revenue?

The direct answer to your question is that we could provide this information if we wanted to do so, but we really don’t.  Many years ago (as in nearly 10 years ago, a time when we were much smaller and much younger), we used to prepare a rather detailed worksheet that was available to anyone who wanted it as a part of our overall quarterly earnings release.

Frankly, stock analysts loved it—as you would expect.  After all there is no limit to the numbers these folks will wade through.  Unfortunately, we came to learn that our competition also eagerly awaited this worksheet.  Some of this detailed information (stuff broken down by region, by product, etc.) gave away information that was being used against us in the never-ending struggle for more freight.  As a result, we now only disclose net revenues per region while disclosing detail product breakdowns at a consolidated level.  We know that this is less than you want, if we are honest wouldn’t you also want yesterday’s ECMS sales by branch?  Would it ever be too much?

24.          Are you able to pass along the higher ocean freight rates to your clients?

Yes, as of the middle of November 2003 we can state that in most cases we have successfully adjusted our pricing to reflect the ocean carrier price increases.

25.          Is there any way you could estimate how much the West Coast port lockout added to revenues/earnings last year?  And would you?

We’ve been asked this question more than once in the last year.  One big problem with the calculation is that you need to make several assumptions and create an alternative reality through creative estimates.  The result would only be as good as our assumptions and estimates; we find we really have to ask, “What is there about the process that you can’t do yourself. ”

You may find yourself wondering if you got it right in the end, but why would it be any better coming from us?  That all having been said, let us provide a high level view that does not pretend to have any precision to it.  We do this not because we think we know anything, but only in a vague hope that the questions will cease.

Historically, from an operating income standpoint, the fourth quarter has always seemed to be very, very, close to the results reported in the third quarter.  They feel different inside the company, but as we say the end results have usually been close.

In 2002, we all know that our fourth quarter operating income was significantly better than the third quarter of the same year.  Now, take your own guess as to the degree to which the third quarter was also unusual, in and of itself, and add this to the significantly better part of the fourth quarter and you have a number of some sort.  We think that you might have as reliable an estimate as you’re ever going to get and we did it all without tortured assumptions and twisted estimates.

26.          How was October 2003 compared to the third quarter and compared to September?

This thing took long enough to get into print that we actually have seen the consolidated results of operations for October 2003.  As a whole, we were satisfied with the results, but then again, October is expected to be good.  From a regional basis, we were very pleased with North America and Europe, while Asia certainly solid, continues to lag expectations due to market pricing issues.

27.          Are you having any difficulty finding space on either ships or planes to move product around the world?

No, we believe that we have access to adequate ocean and air capacity such that we can do what we need to do.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

November 17, 2003	/s/ PETER J. ROSE
Peter J. Rose, Chairman and Chief Executive Officer

November 17, 2003	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President- Chief Financial Officer and Treasurer